Exhibit 10(c)3
EXECUTION COPY
INTERIM ASSESSMENT AGREEMENT
This Interim Assessment Agreement (this “Agreement”), dated as of March 29, 2017 (the “Effective Date”), is entered into by and among Georgia Power Company, for itself and as agent for Oglethorpe Power Corporation, Municipal Electric Authority of Georgia and The City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners (collectively, “GPC”) and Westinghouse Electric Company LLC (“WEC”), WECTEC Staffing Services LLC (“WECTEC Staffing”), and WECTEC Global Project Services, Inc. f/k/a Stone and Webster (“WECTEC” together with WEC and WECTEC Staffing, the “Debtors”) and collectively with GPC, the “Parties”).

BACKGROUND
WHEREAS GPC and the Debtors are parties to that certain Engineering, Procurement and Construction Agreement dated April 8, 2008, as amended (as amended from time to time through the date hereof, the “EPC”) to, among other things, design, procure, construct and test an AP1000 nuclear plant (the “Vogtle Project”);

WHEREAS to perform its obligations under the EPC, the Debtors have entered into various agreements with subcontractors (collectively, the “Subcontractors”) and material and equipment suppliers and other counterparties (collectively, the “Vendors”)1;

WHEREAS WEC and Fluor Corporation (“Fluor”) entered into that certain Amended and Restated Subcontract Agreement and the Staff Augmentation Agreement each dated as of February 24, 2017 (together the “Fluor Agreements”);
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1 Vendors may include the Debtors’ affiliates providing equipment and construction services (i.e. welding), including Shoreview, Newington, CES, and PCI Energy Services LLC.

WHEREAS absent funding by GPC under this Agreement or by another party, the Debtors will be unable to continue to fund the Vogtle Project, including paying Debtors’ employees assigned to the Vogtle Project, Subcontractors and Vendors that have performed and are continuing to perform services and provide supplies for the Vogtle Project;

WHEREAS as a result of the Debtors’ failure to pay Subcontractors and Vendors providing services and supplies for the Vogtle Project, past due accounts payable with respect to the Vogtle Project are increasing and mechanics’ liens and/or materialman’s liens have been filed against the Vogtle Project;

WHEREAS on March 24, 2017, GPC sent a notice of abandonment of the EPC to the Debtors;

WHEREAS on March 29, 2017, the Debtors sent GPC a letter disputing its notice of abandonment;

WHEREAS GPC’s entry into this agreement is conditioned upon South Carolina Electric & Gas Company, for itself and as agent for the South Carolina Public Service Authority (collectively, the “VC Summer Owners”) entering into a similar agreement with the Debtors related to the VC Summer Owners’ engineering and construction contract and related expenses (the “VC Summer Agreement”);

WHEREAS the Debtors would move to reject the EPC effective as of the Petition Date absent this Agreement or funding by another party and would enter into this Agreement only if they would incur no more administrative expense claims than they would if they had rejected the EPC and related contracts as of the Petition Date (defined below); and

WHEREAS the Parties enter into this Agreement to set forth the relative rights and obligations of the Parties with respect to the Vogtle Project during the Interim Assessment Period.

Accordingly, the Parties, each intending to be legally bound hereby, agree as follows:

1.This Agreement shall be effective as of March 29, 2017 (the “Petition Date”) upon approval of the Debtors’ entry of this Agreement by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and shall have no force and effect prior to such approval (the “Effective Date”).

2.This Agreement shall extend from the Effective Date to and through the earlier of April 28, 2017, (b) termination of the VC Summer Agreement, and (c) termination of this Agreement by any Party upon five (5) business days’ notice (the “Interim Assessment Period”). The Interim Assessment Period may be extended by agreement of all Parties.

3.During the Interim Assessment Period, GPC has the right to consult with Fluor to determine which Subcontractors and/or Vendors are necessary to perform work on the Vogtle Project during the Interim Assessment Period.

4.During the Interim Assessment Period, GPC shall have the right to discuss the project status, contractual and commercial issues from all Subcontractors and Vendors for the Vogtle Project and Toshiba and to obtain information and documents from all Subcontractors and Vendors for the Vogtle Project.

5.GPC shall be obligated to pay all costs accrued by the Debtors for Fluor, Subcontractors and/or Vendors for services performed and goods provided for the Vogtle Project during the Interim Assessment Period. GPC shall pay weekly in advance an amount equal to the Debtors’ estimate of such costs to be incurred for such week for all Subcontractors and/or Vendors other than Fluor, with the first payment due on the Effective Date.2 Such payments by GPC shall only be used to pay Subcontractors and Vendors other than Fluor and the Debtors shall provide GPC with evidence of such payment within 5 business days of such payment. GPC shall pay directly all costs accrued by the Debtors for Fluor to Fluor and provide the Debtors with evidence of each such payment within 5 business days of such payment.3 Following the Interim Assessment Period, there shall be a reconciliation of the payments made by GPC to the Debtors and by the Debtors to the Subcontractors and Vendors. If the actual costs incurred by the Debtors exceed the estimated amounts paid by GPC to the Debtors, GPC shall pay to the Debtors any such additional amount necessary to eliminate the difference. If the amounts paid by GPC to the Debtors exceed the actual cost incurred by the Debtors, the Debtors shall pay such amounts to GPC. To the extent such amounts are not paid by the Debtors, GPC shall have an administrative claim for such amounts.

6.During the Interim Assessment Period, WEC, WECTEC Global Services and WECTEC Staffing Services shall provide services for the Vogtle Project, including design engineering, field engineering, equipment and commodities procurement, construction management, commissioning, project management, project controls, project site services, licensing, quality assurance, environment safety and health, information technology, and records management, to the same extent as contemplated by the EPC, and GPC shall pay directly to the

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2 The Debtors shall provide GPC a copy of each invoice for services performed or supplies provided during the Interim Assessment Period, along with all supporting documentation actually submitted.
3 Together with any documetation or information necessary to enable the Debtors to reconcile payments with invoices.

Debtors weekly in advance an amount of $5.4 million per week for such services. The first payment shall be due on the Effective Date.
7.During the Interim Assessment Period, GPC shall have the right, but not the obligation, to make payments to Fluor, Subcontractors and Vendors who have accounts past due on the Vogtle Project or may have liens filed against the Vogtle Project. GPC shall provide the Debtors with evidence of each such payment within 5 business days of such payment.4
8.The Debtors shall take no action to impair or impede Vogtle Project owners’ access, possession, title or use of property (including granting liens on such property), title to which has passed to the Vogtle Project owners under the terms of the EPC Agreement. During the Initial Assessment Period, the Debtors shall not sell and shall not grant a lien on assets located at the Vogtle Project or such other locations to be agreed by the Parties prior to the Effective Date.
9.GPC’s determination of whether to make a payment to a particular party for amounts incurred prior to the Petition Date shall not expose GPC to any liability to any party.
10.GPC is not a “successor” to the Debtors or their estates by reason of any theory of law or equity as a result of its performance hereunder during the Interim Assessment Period, and GPC shall not assume, or be deemed to assume, or in any way be responsible for any liability or obligation of any of the Debtors and/or their estates, other than as expressly stated herein, including, but not limited to, under any bulk sales law, doctrine or theory of successor liability, or similar theory or basis of liability including within the meaning of any foreign, federal, state,

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4 Together with any documentation or information necessary to enable the Debtors to reconcile payments with invoices.

or local revenue, pension, ERISA, tax, labor, employment, environmental, or other law, rule or regulation (including, without limitation, filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect to the Debtors’ liability under such law, rule, or regulation or doctrine.
11.Except to the extent GPC otherwise specifically agree in this Agreement, GPC shall not have any liability, responsibility, or obligation for any claims, liabilities, or other obligations of the Debtors or their estates, including without limitation, any claims, liabilities, or other obligations related to the Vogtle Project. Under no circumstances shall GPC be deemed a successor of or to the Debtors for any claims (as defined in 101 of the Bankruptcy Code) or against, in, or to the Debtors or the Vogtle Project. For the purposes of paragraphs 9 and 10 of this Agreement, all references to GPC shall include their affiliates, subsidiaries, and shareholders.

12.Any payments made by GPC during the Interim Assessment Period shall, in the sole discretion of GPC, be deemed an advance against any unpaid Milestone Payment due under the EPC and shall in all events be deemed to be properly part of the completion costs that are not obligations of GPC under the EPC. Further, during the Interim Assessment Period any obligation to pay a Milestone Payment to the Debtor under the EPC shall be suspended. Notwithstanding anything to the contrary, GPC shall not be entitled to withhold, setoff or net any payment obligation to the Debtors under paragraphs 5 and 6 of this Agreement against any prepetition claim it may have against the Debtors (whether as a result of rejection of the EPC or otherwise).

13.During the Interim Assessment Period, the Debtors shall use commercially reasonable efforts to provide information as reasonably requested by GPC as is necessary to continue construction of the Vogtle Project, investigate the completion status of the Vogtle Project, and the financing and/or funding of the Vogtle Project, including but not limited to the following:

•	The Debtors shall permit GPC and its advisors (Rothschild & Co. and Jones Day) access to Alix Partners and PJT Partners.

•	Weekly financial and project status reports as to various matters including information regarding actual disbursement of funds and scheduling status of Subcontractors and Vendors.

•	Copies of all contracts with Subcontractors and Vendors for the Vogtle Project within 10 days.

•	Access to all EPC accounting related to Subcontractors and Vendors, including balances due.

•	Copies of EPC schedule updates and access to underlying information regarding such schedule information within five days.

•	Copies of EPC cost to complete projections and access to underlying information within five days.

•	Information presented by Fluor regarding EPC cost at completion and any project schedule documentation within three days.
The Debtors will continue to provide GPC with the same access to WEC servers, databases, systems and intellectual property, documents and related information as the Debtors provided to GPC prior to this Agreement. To the extent that compliance with this paragraph will require the

Debtors to incur additional out-of-pocket costs, the Debtors will notify GPC of such costs and proceed if GPC agrees to pay for such costs in accordance with paragraph 5 or 6 above, as applicable.
14.During the Interim Assessment Period, GPC shall forbear from exercising any remedies against Toshiba Corporation under that certain Guaranty Agreement dated April 8, 2008, made and entered into by Toshiba Corporation in favor of GPC.
15.All Parties expressly reserve all of their rights and remedies under the EPC, all related security and collateral, and applicable law.
16.The Debtors shall make a decision regarding disposition of the EPC under section 365 of the Bankruptcy Code and file a motion seeking authorization to effect such disposition no later than the date of termination of this Agreement unless otherwise agreed by the Parties; provided, however, that the Debtors shall not be required to make such a decision or file such a motion prior to April 28, 2017.
17.Any actions taken by the Parties pursuant hereto shall not constitute or be deemed an assumption or rejection of the EPC, the Fluor Agreements or any contracts or subcontracts with Subcontractors or Vendors and shall not constitute an assumption of any obligations by GPC under any the EPC, the Fluor Agreements or any contracts or subcontracts with Subcontractors or Vendors.
18.There are no implied representations or warranties created or arise as a result of this Agreement.

19.	This Agreement is specifically limited to the matters expressly set forth herein.
This Agreement constitutes the sole, final, and entire agreement of the Parties with respect to the subject matter hereof, supersedes any and all prior oral and written communications with respect to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the Parties hereto relating to the subject matter hereof or any other subject matter relating to any EPC. Capitalized terms not expressly defined herein shall have the meanings given them in the EPC.
20.No amendment of this Agreement and no waiver or discharge of any one or more of the terms or conditions hereof, will be effective unless set forth in writing and signed by all of the parties hereto.
21.This Agreement (a) is binding on the Parties and their respective nominees, successors, and assigns, and (b) inures to the benefit of the Parties and their respective nominees, successors, and assigns. Notwithstanding the foregoing, the Parties shall not assign their rights hereunder or any interest herein without obtaining the prior written consent of the other Parties, and any assignment or attempted assignment by the one Party without the other Parties’ prior written consent will be void and of no effect with respect.
22.Any provision of this Agreement that is held to be illegal, inoperative, unenforceable, void, or invalid in any jurisdiction will, as to that jurisdiction, be ineffective to the extent illegal, inoperative, unenforceable, void, or invalid without affecting the remaining provisions in that jurisdiction or the legality, operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.
23.No term of this Agreement is intended to benefit any person other than the signatories hereto nor will any term be enforceable by any other person.
24.This Agreement shall be governed by the laws of the State of New York, without regard to the application of New York’s conflict of law principles. Each Party consents to the exclusive jurisdiction of the Bankruptcy Court to resolve any dispute arising out of or relating to this Agreement.
25.EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.
26.This Agreement may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same agreement, and this Agreement will be binding on all of the Parties hereto, even though such Parties do not sign the same signature page. Signatures transmitted electronically or by telecopy will be deemed original signatures.
27.The Parties acknowledge, agree and understand that nothing herein contained shall be construed to amend, extinguish, release, or discharge, or constitute, create, or affect a novation, accord, or satisfaction of, or an agreement to amend or extinguish, the indebtedness and obligations of the Parties originally described in the EPC. In the event and to the extent of any conflict between the terms of this Agreement and the terms of the EPC, the terms of this Agreement with respect thereto will govern.

GEORGIA POWER COMPANY, FOR ITSELF AND AS AGENT FOR OGLETHORPE POWER CORPORATION, MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA AND THE CITY OF DALTON, GEORGIA, ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS

GEORGIA POWER COMPANY, FOR ITSELF AND AS AGENT FOR OGLETHORPE POWER CORPORATION, MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA AND THE CITY OF DALTON, GEORGIA, ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS

By:  /s/Chris Cummiskey

Date:  March 29, 2017
WESTINGHOUSE ELECTRIC COMPANY, LLC By: /s/Jose Emeterio Gutierrez Date: March 29, 2017

WECTEC GLOBAL PROJECT SERVICES, INC. By: /s/Jose Emeterio Gutierrez Date: March 29, 2017

WECTEC STAFFING SERVICES LLC By: /s/Jose Emeterio Gutierrez Date: March 29, 2017